EXHIBIT 10.2

EXECUTION COPY

EQUIFAX INC.
2000 STOCK INCENTIVE PLAN
DEFERRED SHARE AWARD AGREEMENT

This Deferred Share Award Agreement (the “Agreement”) is dated as of September 19, 2005, and is entered into between Equifax Inc., a Georgia corporation (the “Company”), and Richard F. Smith (the “Employee”). This Agreement represents the “restricted stock units” referenced in Sections 5(b)(i)(B) and 5(B)(iv)(A) of that certain Employment Agreement, effective as of September 19, 2005, between the Company and the Employee (the “Employment Agreement”).

In consideration of the mutual promises set forth below, the parties hereto agree as follows.

1.     Grant of Deferred Shares.   Subject to the terms and conditions of this Agreement and the Equifax Inc. 2000 Stock Incentive Plan (the “Plan”), the terms of which are hereby incorporated herein by reference, effective as of the date set forth above (the “Grant Date”), the Company hereby grants to the Employee 84,942 restricted stock units in the form of Deferred Shares under the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

2.     Vesting.   Subject to earlier vesting in accordance with Section 3 below, the Deferred Shares shall vest on the date set forth below (such date specified in this Section 2 or the earlier vesting date under Section 3 below is referred to herein as the “Vesting Date”). Prior to the Vesting Date, the Deferred Shares shall be nontransferable and, except as otherwise provided herein, shall be forfeited upon the Employee’s termination of employment with the Company and its Subsidiaries.

Vesting Date	Percentage of Deferred Shares Vested
Three (3) years after Grant Date	100%

The Committee which administers the Plan reserves the right, in its sole discretion, to waive or reduce the vesting requirements, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.     Death, Disability, Retirement or Change in Control.

(a)    Termination by Death or for Disability.   In the event the Employee dies or becomes disabled while actively employed by the Company, all outstanding unvested Deferred Shares shall immediately become vested and nonforfeitable as of the date of the Employee’s death or termination as a result of his “Disability” (as defined in the Employment Agreement).

(b)   Termination by Retirement.   If the Employee’s employment with the Company is terminated by his Retirement (as defined in the Employment Agreement), all outstanding unvested Deferred Shares shall immediately become vested and nonforfeitable as of the date of the Employee’s Retirement.

(c)    Change in Control.   In the event a Change in Control (as defined in the Plan) occurs while the Employee is employed by the Company, all of the Deferred Shares awarded pursuant to this Agreement shall become vested and nonforfeitable as of the date on which the Change in Control occurs.

(d)   Employment with a Subsidiary.   For purposes of this Section and Section 11, employment with the Company includes employment with any Subsidiary of the Company.

4.     Settlement of Deferred Shares; Conversion to Common Shares.   The Deferred Shares represent the unfunded obligation of the Company to deliver Common Shares to the Employee upon lapse or waiver of the vesting requirements set forth in Sections 2 and 3 above. Until such time, the Deferred Shares shall be credited to a book entry account on behalf of the Employee. Unless the Deferred Shares are forfeited prior to the Vesting Date as provided in Section 2 above, the Deferred Shares will be converted to actual Common Shares on the later of (i) the Vesting Date, or (ii) if Code Section 409A applies, the earliest date on which settlement can be made without violation of Code Section 409A (as applicable, the “Conversion Date”). Common Shares will be registered on the books of the Company in the Employee’s name as of the Conversion Date and certificates (or appropriate evidence of ownership) representing the unrestricted Common Shares will be delivered to the Employee (or to a party designated by the Employee) as soon as practicable after the Conversion Date.

5.     Dividends.   The Deferred Shares shall not entitle the Employee to receive any cash dividends, stock dividends or other distributions paid with respect to the Common Shares, except in circumstances where the distribution is covered by Section 16 below.

6.     Tax Withholding Obligations.   The Employee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the vesting or settlement of the Deferred Shares. The Employee may, subject to such conditions as the Committee shall require, elect to have the Company withhold a number of Common Shares otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of the Employee’s estimated total federal, state, and local tax obligations associated with vesting or settlement of the Deferred Shares. The Company shall not deliver any of the Common Shares until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made.

7.     Restriction and Transferability.   Until the Deferred Shares are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

8.     Rights as Shareholder.   Except as provided in Section 5, the Employee shall not have voting or any other rights as a shareholder of the Company with respect to the Deferred Shares. Upon settlement of the Deferred Shares into Common Shares, the Employee will obtain full voting and other rights as a shareholder of the Company.

9.     Administration.   The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10.   Effect on Other Employee Benefit Plans.   The value of the Deferred Shares granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

11.   No Employment Rights.   The award of the Deferred Shares pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or a Subsidiary, nor shall it interfere with or restrict the Company’s right to terminate the Employee’s employment at any time.

12.   Amendment.   This Agreement may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Agreement. Notwithstanding the foregoing,

this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affecting the rights of the Employee, hereunder may be made without the Employee’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Deferred Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Deferred Shares which are then subject to restrictions as provided herein. Notwithstanding anything herein to the contrary, the Committee may, without the Employee’s consent, amend or interpret this Agreement to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

13.   Notices.   Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to Employee shall be addressed to the Employee at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

14.   Severability.   If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15.   Construction.   The restricted stock units are being issued in the form of Deferred Shares pursuant to Section 7 (Deferred Shares) of the Plan and are subject to the terms of the Plan. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

16.   Adjustments to Deferred Shares.   The terms of this Agreement will be adjusted as the Committee determines in its sole discretion in accordance with Section 10 of the Plan, and any such adjustment shall be effective and final, binding and conclusive for all purposes of this Agreement.

17.   Governing Law.   This Agreement will be governed by and enforced in accordance with the laws of the State of Georgia.

18.   Transfer of Data.   In order to effectively administer Company’s global compensation and benefit programs, the Company may transfer personal data from the Employee’s employment file to a centralized repository controlled by the Company in the United States of America. The Employee’s personal data in the repository will be used solely for internal Company purposes. The Employee may examine his or her employee information file should the Employee wish to do so. By signing this Agreement, the Employee hereby provides consent to this transfer and use of this data.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

Employee		EQUIFAX INC.
/s/ RICHARD F. SMITH		/s/ KAREN H. GASTON
Richard F. Smith		Karen H. Gaston Chief Administrative Officer
Date:	September 19, 2005